Company Overview



Union Bankshares, Inc.

Amex: UNB

December 31, 2005

Dear Investor, April 2006

Short-term interest rates have continued to increase as the Federal Reserve pursues its policy of implementing, in small increments, its anti-inflationary controls. This caused the "prime rate" to rise from 5.25% to 7.25% during 2005 having a positive effect on net interest income. Deposit rates have also risen rapidly in the past twelve months requiring continued close monitoring of our asset/liability management strategy.

In 2005, loans outstanding and loans held for sale increased 9.6% reflecting strong demand not only in our traditional market, but in our new St. Albans, Vermont Loan Center as well. Residential, home equity, municipal, and commercial loans all experienced solid growth. Thus far in 2006 we are experiencing a continuation of this trend. In March 2006, our newest full-service branch opened in Littleton, New Hampshire and we are quite pleased with the reception we have received.

Community banks continue to be a focal point of regulatory action; however, this past year we have seen some beneficial reductions in "regulatory burden" and other related legislation. For example, Congress recently approved amendments to the FDIC Act, the first improvements since 1980. The most significant change was an increase in deposit insurance coverage for retirement accounts from $100,000 to $250,000. Since the inception of Individual Retirement Accounts (IRA's) and similar retirement savings accounts, deposits in these accounts have increased substantially. We will watch closely how the SEC responds to the recommendations of the SEC Advisory Committee on Smaller Public Companies.

We want to thank our shareholders, customers, and especially our employees for all contributing to the ongoing success of Union Bankshares this past year.

Sincerely,

Kenneth D. Gibbons
President & CEO

Total Assets


380
360
340
320
300
in $ Millions
2001
2002
2003
2004
2005
As of December 31st

Total Income


6.0
5.0
4.0
in $ Millions
2001
2002
2003
2004
2005
For the Year ended December 31st

Total Loans


325
300
275
250
225
200
in $ Millions
2001
2002
2003
2004
2005
As of December 31st

Financial Highlights & Stock Performance

(Dollars in thousands, except per share data.)

	12/31/2005	12/31/2004	% Change
Total Assets	$ 374,746	$ 359,529	4%
Total Deposits	313,299	306,598	2%
Net Loans	307,091	280,069	10%
Stockholders' Equity	41,603	42,403	-2%
Net Income	6,237	5,835	7%
Earnings Per Share	$ 1.37	$ 1.28	7%
Cash Dividend Per Share**	1.38	0.90	53%
Book Value Per Share	9.16	9.31	-2%
Return on Average Assets	1.71%	1.65%	4%
Return on Average Equity	15.23%	14.17%	7%
Net Interest Margin	5.33%	5.24%	2%

** 2005 includes $0.40 per share special dividend

CASH DIVIDENDS PAID PER SHARE

2002*	$0.76
2003*	$0.82
2004	$0.90
2005**	$1.38

*Adjusted for 3 for 2 stock split effective August 8, 2003
**Includes $0.40 per share special dividend

DIVIDEND YIELD

2002	4.61%
2003	3.10%
2004	3.76%
2005	6.05%

TOTAL RETURN SINCE DECEMBER 31, 2000

(Price return plus dividend income as of December 31, 2005)

5 Year Return 138.00%


Total Return Performance
Union Bankshares, Inc.
NASDAQ Composite
SNL $250M-$500M Bank Index
Index Value
350
300
250
200
150
100
50
0
12/31/00
12/31/01
12/31/02
12/31/03
12/31/04
12/31/05

Source: SNL Financial LC, Charlottesville, VA © 2006

Company Profile

Union Bankshares, Inc. (UNB) is the corporate parent of Union Bank, which operates 13 full-service branches in northern Vermont and Littleton, New Hampshire, as well as a loan office in St. Albans, Vermont. As the market leader in Lamoille County, Vermont, the Company derives its income principally from interest on loans and earnings on other investments.

BUSINESS STRATEGY

Union Bankshares promotes personal service and banking expertise within the communities it serves, with a focus on small to middle-market businesses, local municipalities and residential customers. To leverage its local expertise, Union Bankshares continues to enhance its niche compatibilities and focuses on expanding to additional neighboring communities.

LOCAL FOCUS, LOCAL COMMITMENT

Union Bankshares is committed to the communities it serves, and encourages employee participation in community events and charitable services. Ranked "the most small business-friendly bank in Vermont" for 7 out of the past 10 years (the other three years the bank was ranked in second place) by the U.S. Small Business Administration. Union Bank views small businesses as foundations for thriving local economies; these businesses provide jobs, attract other businesses and create wealth. We believe a responsible bank becomes part of the fabric of the community it serves, helping to bolster local success wherever possible.

STOCK INFORMATION

Symbol: UNB

Stock Exchange: American Stock Exchange

UNB Closing Price on 12/31/05: $22.80

Shares Issued and Outstanding on 12/31/05: 4,542,663

Market Capitalization at 12/31/05: $103,572,716

Investment Attributes

- Union Bankshares' asset base of approximately $375 million provides us with the financial strength to successfully serve our marketplace

- In August, 2003, Union Bankshares completed its fifth stock-split

- Listed by American Banker as one of the top U.S. bank holding companies with highest 5-year return on assets as of year-end 2003

- Record earnings in 2005 and increased earnings in each of the past five years

- Increased dividends in each of the past ten years

- In-house underwriting of loan portfolio

- Serving a solid customer base with planned expansion

- The Board of Directors has authorized the repurchase of up to $2.15 million or 100,000 shares of common stock, or approximately 2.2% of the Company's outstanding shares. Shares can be repurchased in the open market or in negotiated transactions. The repurchase program is open for an unspecified period

- Due to small business and residential lending activities, as well as employees' commitment to their communities, Union Bank has scored an "Outstanding" rating on all its CRA (Community Reinvestment Act) examinations since 1995

- In its most recent study, the U.S. Small Business Administration ranked Union Bank "the Most Small Business- Friendly Bank in Vermont"

- Union Bank has been an SBA "Preferred Lender" since 1987, participating with federal, state and local lending partners to ensure the needs of small businesses are met in its market area

Union Bankshares, Inc.

For more company information:

Please visit Union Bank's web site at *www.unionbankvt.com* or contact:

Kenneth D. Gibbons, President
Union Bankshares, Inc.
P.O. Box 667
Morrisville, VT 05661-0667
Phone: 802.888.6600
Email: ubexec@unionbankvt.com

Union Bank Offices

Fairfax
Jct. Rtes. 104 & 128*
802.849.2600

Hardwick
103 VT Rte. 15*
802.472.8100

Hyde Park
250 Main St.
802.888.6880

Jeffersonville
44 Main St.*
802.644.6600

Johnson
198 Lower Main St.*
802.635.6600

Littleton, NH
263 Dells Road*
603.444.7136

Lyndonville
183 Depot St.*
802.626.3100

Morrisville
20 Lower Main St.*
802.888.6600

65 Northgate Plaza*
Route 100
802.888.6860

Stowe
47 Park St.*
802.253.6600

St. Albans
Loan Center
120 North Main St.
802.524.9000

St. Johnsbury
364 Railroad St.*
802.748.3131

325 Portland St.*
802.748.3121

St. Johnsbury Ctr.
Green Mtn. Mall*
1998 Memorial Dr.
802.748.2454

*ATMs at these branches